COHEN & STEERS REIT AND UTILITY INCOME FUND, INC.

COHEN & STEERS SELECT UTILITY FUND, INC.

280 Park Avenue

New York, New York 10017

Important Proxy News

PLEASE SUBMIT YOUR VOTING INSTRUCTIONS TODAY!

Dear Shareholder:

Recently, we distributed proxy materials regarding the Special Meeting of Shareholders scheduled for October 22, 2009. To date, our records indicate that we have not received your voting instructions.

After careful consideration, the Boards of Directors of each Fund recommend that shareholders vote “FOR” the proposals. Your vote is important no matter how many shares you own. We urge you to act promptly in order to allow us to obtain a sufficient number of votes and avoid the cost of additional solicitation.

If you should have any questions regarding the proposals, or require duplicate proxy materials, please contact Broadridge Investor Communication Solutions at 1-866-615-7265. Representatives are available Monday through Friday between the hours of 9:30 a.m. and 10:00 p.m. and Saturday from 10:00 A.M. to 6:00 p.m. Eastern time.

Additional information is available by clicking Closed-End Fund Proxy Update Center under Latest News at www.cohenandsteers.com

For your convenience, please utilize any of the following methods to submit your voting instructions:

1. By Internet.

Visit the website listed on your proxy card and follow the simple on-screen instructions.

2. By Touch-Tone Phone.

Dial the toll-free number found on your proxy card and follow the simple instructions.

3. By Mail.

Simply execute and return the enclosed proxy card in the envelope provided. However, please try to utilize one of the two options above to register your voting instructions, so they may be received in time for the meeting.

If you have already submitted voting instructions by utilizing one of these methods, then you do not need to take any action.

WE NEED YOUR HELP. PLEASE SUBMIT YOUR VOTING INSTRUCTIONS TODAY!